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                                                                    Exhibit 23.1



                       CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in the registration statements of TriNet Corporate Realty Trust, Inc. on Form S-3 (File No. 333-29593), Form S-3 (File No. 333-19137), Form S-3 (File No. 33-79746), Form S-8 (File No.
33-79748) and Form S-8 (File No. 333-02222) of our reports dated July 7, 1997 on our audits of the Historical Summary of Gross Income for the Charleston Place Properties for the period October 30, 1996 to December 31, 1996, and the Historical Summary of Gross Income for the Warner Crossing Properties for the period July 9, 1996 to December 31, 1996, which reports are included in this Current Report on Form 8-K.



                                                        COOPERS & LYBRAND L.L.P.

San Francisco, California
July 7, 1997